Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Vice President of Investor Relations +1-781-434-4118
PAREXEL INTERNATIONAL REPORTS FOURTH QUARTER
AND FISCAL YEAR 2010 RESULTS
•	Record fourth quarter net new business wins of $645.0 million generate a net book-to-bill ratio of 2.18

•	Backlog at fiscal year end totals $2.68 billion, up 23% year-over-year, and up approximately 13% sequentially
Boston, MA, August 9, 2010 — PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the fourth quarter and fiscal year ended June 30, 2010.
For the three months ended June 30, 2010 consolidated service revenue increased 19.4% to $295.3 million compared with $247.4 million in the prior year period. Foreign exchange had a minimal impact on revenue on a year-over-year basis. As was reported one year ago, the financial results for the fourth quarter of Fiscal Year 2009 included a downward adjustment to revenue of $17 million, related to the first nine months of that fiscal year. Excluding this amount in the prior year, current quarter service revenue would have been up by 11.7%. Operating income as reported under Generally Accepted Accounting Principles (GAAP) totaled $20.1 million, or 6.8% of consolidated service revenue in the fourth quarter of Fiscal Year 2010, as compared with $19.5 million, or 7.9% of consolidated service revenue, in the comparable quarter of the prior year. Excluding the impact of restructuring and special charges in the quarter, as detailed in the attached financial tables, operating income was $28.2 million, or 9.6% of consolidated service revenue, in the fourth quarter of Fiscal Year 2010. GAAP net income for the quarter totaled $12.9 million, or $0.22 per diluted share, compared with net income of $6.3 million, or $0.11 per diluted share, for the quarter ended June 30, 2009. On an adjusted basis, excluding the impact of restructuring and special charges in the quarter, net income for the fourth quarter was $19.1 million, or $0.32 per diluted share.
Consolidated service revenue for the fourth quarter of Fiscal Year 2010 was $225.4 million in Clinical Research Services (CRS), $31.6 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $38.3 million in Perceptive Informatics, Inc. (PII).
On a GAAP basis for the full fiscal year ended June 30, 2010, consolidated service revenue was $1,131.0 million versus $1,050.8 million in the prior year, a year-over-year increase of 7.6%. Excluding the positive impact of foreign exchange of $10.3 million in Fiscal Year 2010, revenue increased 6.7% from the prior year. For Fiscal Year 2010, GAAP operating income was $83.1 million, or 7.3% of consolidated service revenue, compared with GAAP Fiscal Year 2009 operating income of $75.6 million, or 7.2% of consolidated service revenue. Excluding the impact of certain items as detailed in the attached financial tables in both periods, operating income was $103.5 million, or 9.1% of consolidated service revenue in Fiscal Year 2010, compared with operating income of $90.6 million, or 8.6% of consolidated service revenue in Fiscal Year 2009. Net income on a GAAP basis for Fiscal Year 2010 was $41.5 million, or $0.71 per diluted share, compared with GAAP net income of $39.3 million or $0.68 per diluted share, in Fiscal Year 2009. On an adjusted basis, excluding the items noted in the attached financial charts in both periods, net income for the twelve months ended June 30, 2010 was $63.5 million, or $1.08 per diluted share, compared with $47.2 million, or $0.82 per diluted share, in the comparable prior year twelve-month period.
Consolidated service revenue for Fiscal Year 2010 was $870.7 million in CRS, $121.6 million in PCMS, and $138.7 million in Perceptive Informatics, Inc.
The Company reported a Fiscal Year 2010 ending backlog of $2.681 billion, an increase of 23.2% over the ending backlog reported for Fiscal Year 2009. The reported backlog included record gross new business wins in the quarter of $723.8 million, cancellations of $78.8 million, and a negative impact from foreign exchange rates of $50.1 million. The net book-to-bill ratio was 2.18 for the quarter, and was 1.53 for Fiscal Year 2010 overall.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “Our industry is clearly in a state of change, as clients engage in outsourcing at a more strategic level, and concentrate their outsourced clinical development activities with fewer providers. I believe that our success in winning significant amounts of new business in Fiscal Year 2010 is a testament to the effectiveness of our strategy. The combination of strong global capabilities, deep expertise, and industry-leading information technology solutions has resonated strongly with our clients. We made notable operational improvements during the fiscal year, and we expect continued progress as a result of the investments that we have been making. Furthermore, we are pleased with the improvement in our tax rate, and we will continue to focus on this area.”
With regard to the future outlook for the Company, Mr. von Rickenbach commented, “As we start our new fiscal year, I am excited about the future of our business. We have a healthy portfolio of pending proposals, and we believe that we are well positioned to continue to capitalize on our success in the marketplace. In addition, we will remain keenly focused on quality with regard to executing the work that we have won. We have started to hire and train new employees to support the projects in backlog, which we expect will continue in the first half of the fiscal year. As a consequence of this recruitment activity and the nature of strategic partnerships, we expect a slower ramp of revenue and earnings in the first half of the fiscal year, and an acceleration in the second half.”
The Company issued forward-looking guidance for the first quarter of Fiscal Year 2011 (ending September 30, 2010), and for Fiscal Year 2011. The Company expects to report consolidated service revenue for the first quarter in the range of $300 to $305 million, and earnings per diluted share in the range of $0.27 to $0.29. For Fiscal Year 2011, consolidated service revenue is expected to be in the range of $1.265 to $1.310 billion, and earnings per diluted share are projected to be in the range of $1.22 to $1.32. (Previously issued guidance for Fiscal Year 2011 was for service revenue of $1.245 to $1.290 billion, and earnings per diluted share of $1.20 to $1.32).
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s fourth quarter and fiscal year earnings, business, and financial outlook will begin at 10:00 a.m. ET on Tuesday, August 10, 2010 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company’s website at www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 706-758-4950 and ask to join the PAREXEL quarterly conference call.
Certain trended financial information may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 70 locations throughout 54 countries around the world, and has approximately 9,720 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided for the first quarter of Fiscal Year 2011 and

Fiscal Year 2011. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 as filed with the SEC on May 7, 2010 which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended				Three Months Ended
(in thousands, except per share data)	June 30, 2010				June 30, 2009
	As Reported	Adjustments		Non-GAAP	As Reported

Service revenue	$295,301			$295,301	$247,406
Reimbursement revenue	50,650			50,650	44,961

Total revenue	345,951			345,951	292,367

Costs and expenses:
Direct costs	181,732			181,732	160,623
Reimbursable out-of-pocket expenses	50,650			50,650	44,961
Selling, general and administrative	74,181	(4,250	)(a)	69,931	53,368
Depreciation	12,784			12,784	11,608
Amortization	2,646			2,646	2,318
Restructuring expense	3,860	(3,860	)(b)	—	(33)

Total costs and expenses	325,853	(8,110)		317,743	272,845

Income from operations	20,098	8,110		28,208	19,522

Other expense	(2,860)			(2,860)	(8,955)

Income before income taxes	17,238	8,110		25,348	10,567

Provision for income taxes	4,370	1,866	(c)	6,236	4,291
Effective tax rate	25.4%			24.6%	40.6%

Net income	$12,868	$6,244		$19,112	$6,276

Earnings per common share:
Basic	$0.22			$0.33	$0.11
Diluted	$0.22			$0.32	$0.11

Shares used in computing earnings per common share:
Basic	58,371			58,371	57,662
Diluted	59,636			59,636	57,662

(a)	Legal settlement costs related to a small acquisition which was completed several years ago.

(b)	Restructuring charges pursuant to plans announced or implemented in Q4 FY10 include $0.5 million of facility-related benefits and $4.4 million in severance costs.

(c)	Income tax associated with items (a)-(b).

Balance Sheet Information	Preliminary
	June 30,	March 31,	June 30,
	2010	2010	2009
Billed accounts receivable, net	$229,932	$250,642	$251,175
Unbilled accounts receivable, net	248,994	237,001	230,146
Deferred revenue	(261,080)	(279,874)	(266,453)

Net receivables	$217,846	$207,769	$214,868

Cash and marketable securities	$107,413	$117,809	$96,352
Working capital	$158,624	$181,930	$191,705
Total assets	$1,220,710	$1,227,887	$1,224,461
Short-term borrowings	$32,082	$32,082	$32,090
Long-term debt	$183,707	$192,626	$247,083
Stockholders’ equity	$439,555	$444,283	$414,745

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Twelve Months Ended				Twelve Months Ended
(in thousands, except per share data)	June 30, 2010				June 30, 2009
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP

Service revenue	$1,131,039			$1,131,039	$1,050,755			$1,050,755
Reimbursement revenue	204,836			204,836	196,126			196,126

Total revenue	1,335,875			1,335,875	1,246,881			1,246,881

Costs and expenses:
Direct costs	704,567			704,567	675,063			675,063
Reimbursable out-of-pocket expenses	204,836			204,836	196,126			196,126
Selling, general and administrative	267,377	(4,250	)(a)	263,127	232,153			232,153
Depreciation	49,943	(450	)(b)	49,493	43,373			43,373
Amortization	10,377			10,377	9,555			9,555
Other (benefit) charge	(1,144)	1,144	(c)	—	15,000	(15,000	)(c)	—
Restructuring expense	16,810	(16,810	)(b)	—	(33)			(33)

Total costs and expenses	1,252,766	(20,366)		1,232,400	1,171,237	(15,000)		1,156,237

Income from operations	83,109	20,366		103,475	75,644	15,000		90,644

Other (expense) income	(19,934)	6,572	(d)	(13,362)	(11,806)			(11,806)

Income before income taxes	63,175	26,938		90,113	63,838	15,000		78,838

Provision for income taxes	21,633	4,972	(e)	26,605	24,531	7,080	(e)	31,611
Effective tax rate	34.2%			29.5%	38.4%			40.1%

Net income	$41,542	$21,966		$63,508	$39,307	$7,920		$47,227

Earnings per common share:
Basic	$0.72			$1.09	$0.68			$0.82
Diluted	$0.71			$1.08	$0.68			$0.82

Shares used in computing earnings per common share:
Basic	58,062			58,062	57,538			57,538
Diluted	58,756			58,756	57,847			57,847

(a)	Legal settlement costs related to a small acquisition which was completed several years ago.

(b)	Restructuring charges pursuant to plans announced or implemented in FY10 include $0.5 million of accelerated depreciation on abandoned facilities, $5.2 million of facility-related costs and $11.6 million in severance costs.

(c)	Release of $1.1 million in certain reserves related to the $15 million wind-down costs and bad debt expense established in Q2 FY09 for a client contract default.

(d)	Investment impairment charge of $6.2 million and asset impairment charge of $0.4 million.

(e)	Income tax associated with items (a) — (d).

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
(in thousands)	June 30, 2010	June 30, 2009

Clinical Research Services (CRS)

Service revenue	$225,371	$200,818
% of total service revenue	76.3%	81.2%
Gross profit	$82,488	$74,059
Gross margin % of service revenue	36.6%	36.9%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$31,582	$30,567
% of total service revenue	10.7%	12.4%
Gross profit	$13,116	$11,114
Gross margin % of service revenue	41.5%	36.4%

Perceptive Informatics, Inc. (PII)

Service revenue	$38,348	$16,021
% of total service revenue	13.0%	6.4%
Gross profit	$17,965	$1,610
Gross margin % of service revenue	46.8%	10.0%

Total service revenue	$295,301	$247,406
Total gross profit	$113,569	$86,783
Gross margin % of service revenue	38.5%	35.1%

Revenue by Geography

The Americas	$123,871	$88,842
Europe, Middle East & Africa	134,603	130,328
Asia/Pacific	36,827	28,236

Total service revenue	$295,301	$247,406

Quarterly Supplemental Financial Data

Total revenue	$345,951	$292,367
Investigator fees	54,590	50,536

Gross revenue	$400,541	$342,903

Days sales outstanding	49	57

Capital expenditures	30,436	17,979

PAREXEL International Corporation
Segment Information
Unaudited

	Twelve Months Ended	Twelve Months Ended
(in thousands)	June 30, 2010	June 30, 2009

Clinical Research Services (CRS)

Service revenue	$870,721	$804,237
% of total service revenue	77.0%	76.5%
Gross profit	$320,554	$286,987
Gross margin % of service revenue	36.8%	35.7%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$121,652	$121,785
% of total service revenue	10.8%	11.6%
Gross profit	$47,160	$43,562
Gross margin % of service revenue	38.8%	35.8%

Perceptive Informatics, Inc. (PII)

Service revenue	$138,666	$124,733
% of total service revenue	12.2%	11.9%
Gross profit	$58,758	$45,143
Gross margin % of service revenue	42.4%	36.2%

Total service revenue	$1,131,039	$1,050,755
Total gross profit	$426,472	$375,692
Gross margin % of service revenue	37.7%	35.8%

Revenue by Geography

The Americas	$449,357	$426,284
Europe, Middle East & Africa	548,412	528,914
Asia/Pacific	133,270	95,557

Total service revenue	$1,131,039	$1,050,755